News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL CORPORATION ANNOUNCES QUARTERLY DIVIDEND FOR SERIES A PREFERRED STOCK AND RELATED DEPOSITARY SHARES DISTRIBUTION

CLEARFIELD, PENNSYLVANIA – February 1, 2024

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) (the "Corporation") has announced the declaration of a quarterly cash dividend of $0.4453125 per depositary share (Nasdaq: CCNEP), resulting from the Corporation’s declaration of a quarterly cash dividend of $17.8125 per share on its Series A Preferred Stock. The dividend is payable on March 1, 2024, to holders of record as of February 16, 2024.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.8 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office, one mobile office, and 51 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank's divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank's primary market areas. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.